Exhibit 99.1

Northern Oil and Gas, Inc. Announces Third Quarter Earnings and Provides Operations Update

WAYZATA, MINNESOTA --- October 26, 2009 --- Northern Oil and Gas, Inc. (NYSE/AMEX: NOG) (“Northern Oil”) today reported net income of $1,588,246, or $0.04 per share for the quarter ended September 30, 2009.

THIRD QUARTER 2009 HIGHLIGHTS

Northern Oil sold 86,206 barrels of oil and 14.6 mmcf of natural gas during the third quarter of 2009 with oil and natural gas revenues of $5,146,972.  Production expenses for the quarter equaled $2.49 per barrel of oil and Northern Oil realized an average price of $58.44 per barrel of oil after taking into consideration the effect of hedges.

Third quarter oil and natural gas revenue increased 113% over the second quarter of 2009.  Northern Oil increased its oil production volume by 71% over the second quarter of 2009.  This increase represents Northern Oil’s seventh consecutive quarterly increase in production.  Northern Oil added production in the third quarter of 2009 from 1.97 net wells and expects to reach or exceed the high end of previously announced guidance of production from 7 to 8 net well additions in 2009.  Northern Oil has maintained a 100% drilling success rate in the Williston Basin Bakken and Three Forks trend since inception.

Northern Oil exited the third quarter of 2009 producing oil and natural gas from 140 gross Bakken and Three Forks wells and three Red River wells, with oil production of approximately 1,200 barrels of oil equivalent per day (BOEPD).  Given recent completions, Northern Oil was producing approximately 1,500 BOEPD as of October 25, 2009.  Northern Oil participated in the completion of 39 gross Bakken or Three Forks wells in the third quarter and is currently participating in the drilling or completion of an additional 23 gross Bakken or Three Forks wells.

RECENT DEVELOPMENTS

Northern Oil continues to develop its core Bakken and Three Forks acreage position at an accelerating pace.  Approximately 60 rigs are currently actively drilling in North Dakota, up from approximately 30 rigs that were drilling in February of 2009.  Northern Oil believes the continued increase in drilling activity will accelerate the development of its core acreage position.

Northern Oil and its operating partner, Slawson Exploration, have commenced the development of the acreage position recently acquired from Windsor Bakken LLC.  The development program will consist of 54 gross wells expected to be completed over the next 18 months with Northern Oil’s average working interest in such wells expected to approximate 20%.  As of today, 14 wells of the program have been drilled, with most awaiting completion, and the three rigs are drilling ahead.

The initial well in the development program (Genesis 1-13H) was drilled to total depth in 16 days, utilized a 5,000 foot lateral and an 18 stage fracture stimulation, and was completed for a total cost of approximately $2.9 million.  This well commenced production at 2,589 BOEPD on 36/64 choke and pressures exceeding 2,950 psi.

Northern Oil believes the Slawson operated wells are the most cost-effective wells targeting the Bakken and Three Forks formations, with costs substantially less than Northern Oil has experienced with other operators.

THREE FORKS DEVELOPMENTS

Northern Oil controls approximately 70,000 net acres in the Williston Basin targeting the North Dakota Bakken and Three Forks formations, which provides the potential to drill approximately 220 net wells using 320 acre spacing units.  Northern Oil has no material lease expirations until late 2011 and continues to expand its position through an aggressive leasing program.

Recent discoveries in the Three Forks formation have delineated a large portion of Northern Oil’s acreage position in North Dakota as being productive in both the Three Forks and Bakken.  Northern Oil believes the addition of the Three Forks as a separate producing reservoir will yield a significant increase in reserves for Northern Oil in addition to the accelerated drilling of its acreage.

HIGH WORKING INTEREST WELLS

Northern Oil recently completed the Harstad 18-19H well (NOG 50% WI; 14 stage frac) in Mountrail County, North Dakota.  The well is operated by Fidelity Exploration and commenced production at 1405 BOEPD on a 17/64 choke and pressures exceeding 1,500 psi.

Northern Oil also recently completed the Coyote 1-32H well (NOG 20% WI; 18 stage frac) in Mountrail County, North Dakota.  The well was drilled by Slawson Exploration and commenced production at 1,508 BOEPD on a 16/64 choke and pressures exceeding 2,250 psi.  The well was drilled and completed for approximately $3.1 million.

Northern Oil most recently completed the Minx 1-29H well (NOG 22% WI; 18 stage frac) in Mountrail County, North Dakota.  The well also was drilled by Slawson Exploration and began flowback producing over 100 barrels of oil per hour on a 32/64 choke and pressures exceeding 2,200 psi.

Northern Oil continues to receive well proposals representing higher working interest prospects on a more frequent basis.

ACREAGE ACQUISITION

Northern Oil believes the recent discoveries in western Williams and McKenzie Counties of North Dakota have substantially expanded the delineated area of high quality Bakken and Three Forks production and the rapidly accelerating pace of drilling has dramatically changed the dynamics of this oil play.

Northern Oil recently accelerated acreage acquisition activities throughout the Williston Basin and continues to monitor various acquisitions similar to its recent participation in the purchase syndicate of Windsor Energy.  Acreage acquisition represents Northern Oil’s core competency and the Company expects to continue to leverage its leasing expertise as the Bakken and Three Forks plays continue to increase in size and scope.

HEDGING ACTIVITY

Northern Oil recently executed a swap arrangement to sell 175,000 barrels of crude oil production at $82.60 per barrel commencing in November 2009 and continuing through December 2011.

UPDATED PRODUCTION AND DRILLING GUIDANCE

Northern Oil expects to drill 14 to 16 net wells in 2010 with drilling capital expenditures approximating $52 million.  The 2010 wells are expected to target both the Bakken and Three Forks with a majority of wells being drilled by EOG Resources and Slawson Exploration.  Northern Oil expects to own an average of 15% working interest across the approximately 100 gross wells planned for 2010, which is significantly higher than previously expected.  Northern Oil expects to exit 2009 at a run rate of approximately 2,000 BOEPD with production increasing at a rate of 20% to 30% per quarter.

Michael Reger, Northern Oil’s Chief Executive Officer, commented, “We are very excited to see the accelerated development of our acreage targeting the Bakken and Three Forks formations.  In addition, the quality of wells continues to improve, primarily as a result of an increased number of fracture stages during well completion.  This, coupled with dramatically lower costs to drill and complete wells and higher oil prices, is resulting in substantially increased well economics.”

RECENT COMPLETION HIGHLIGHTS

OPERATOR	WELL NAME	NOG WI	COUNTY	LOCATION	FRAC STAGES	IP BOEPD
FIDELITY EXPLORATION	HARSTAD 18-19h	50.00%	MOUNTRAIL	SEC 18-T155N/R91W	14	1,405
SLAWSON EXPLORATION	MINX 1-29H	22.00%	MOUNTRAIL	SEC 29-T152N/R92W	18	100/HOUR
SLAWSON EXPLORATION	COYOTE 1-32H	20.00%	MOUNTRAIL	SEC 32-T152N/R92W	18	1,508
CONTINENTAL RESOURCES	BRATLIEN 1-35H	16.00%	DIVIDE	SEC 35-T161N/R95W	14	631
MARATHON OIL	WADHOLM 41-30H	15.00%	MOUNTRAIL	SEC 30-T151N/R92W	14	1,172
EOG RESOURCES	ROBERTA 1-16H	13.00%	MOUNTRAIL	SEC 16-T151N/90W	12	897
HESS CORPORATION	RS-FELDMAN 1423-1H	12.00%	MOUNTRAIL	SEC 14-T156N/R92W	14	1,998
SLAWSON EXPLORATION	TEMPEST 1-14H	6.00%	MOUNTRAIL	SEC 14-T152N/R92W	18	1,763
XTO ENERGY	JORGENSON 41X-6	6.00%	MCKENZIE	SEC 6-T148N/R96W	12	1,156
SLAWSON EXPLORATION	GENESIS 1-13H	4.00%	MOUNTRAIL	SEC 13-T152N/R92W	18	2,589
EOG RESOURCES	FERTILE 23-19H	2.00%	MOUNTRAIL	SEC 19-T152N/R92W	12	1,493
CONOCO PHILLIPS	BRYCE 31-5H	2.00%	MCKENZIE	SEC 5-T152N/R96W	10	1,235
WHITING OIL AND GAS	TOLLLEFSON 44-10H	2.00%	MOUNTRAIL	SEC 10-T152N/R91W	14	2,507

Northern Oil and Gas, Inc. is an exploration and production company based in Wayzata, Minnesota.  Northern Oil's core area of focus is the Williston Basin Bakken and Three Forks trend in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which our Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products, services and prices.
We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

This press release references working interest percentages that are the best estimates of the Company.  Final working interest is not determined until a division order title opinion is completed by the operator and signed off by all participants.

CONTACT:

Investor Relations
772-219-7525